Exhibit 99.1

NEWS RELEASE

INVUITY REPORTS 2016 FOURTH QUARTER, ANNUAL FINANCIAL RESULTS

Achieves revenue growth of 50% and gross margin expansion over prior year’s fourth quarter

SAN FRANCISCO, February 14, 2017 - Invuity, Inc. (NASDAQ:IVTY), a leading medical technology company focused on minimal access surgery, today reported financial results for the three months and year ended December 31, 2016.

Q4 2016 Highlights

•	Revenue grew 50% to $9.4 million compared to revenue of $6.2 million in the 2015 fourth quarter.
•	Gross margin expansion continued to 74.3% compared to 65.9% in the 2015 fourth quarter.
•	Approximately 745 hospitals purchased Invuity devices in the fourth quarter of 2016, up from 530 hospitals in the fourth quarter of 2015.
•	Approximately 240,000 procedures have been performed using Invuity devices.

‘We finished 2016 on a strong note, delivering 50% year-over-year growth in the fourth quarter,” said President and CEO Philip Sawyer. “In 2017, we will continue to drive toward our goal of leadership in minimal access surgery through consistent execution of our commercial strategies coupled with the introduction of innovative, disruptive products.”

Financial Results

Revenue was $9.4 million in the fourth quarter of 2016, up 50% from revenue of $6.2 million in the fourth quarter of 2015 driven by an increase in active accounts and an increase in revenue per account. For the 2016 full year, revenue was $32.5 million, an increase of 54% over revenue of $21.0 million in 2015.

Gross margin for the fourth quarter and full-year 2016 was 74.3% and 72.8%, respectively, compared to 65.9% and 63.2% for the same periods in 2015. Gross margin expansion has been helped by the introduction of our non-conductive polymer based retractors, and by overhead efficiencies created as a result of increased sales volumes.

Total operating expenses for the fourth quarter and full-year 2016 were $16.0 million and $62.3 million, respectively, compared to $13.7 million and $48.5 million in the prior year periods. The increase in operating expenses is due to continued investment in our commercial platform, new product development costs and related increases in corporate infrastructure.

The net loss for the fourth quarter of 2016 was $9.6 million, or $0.56 loss per share, compared to a net loss of $10.1 million, or $0.76 loss per share, for the fourth quarter of 2015. The net loss for full-year 2016 was $40.6 million, or $2.73 loss per share, compared to $37.6 million, or $4.94 loss per share, for 2015.

The Company's balance sheet as of December 31, 2016, included total cash, cash equivalents and short term investments of $39.0 million.

Business Outlook

Invuity is reiterating its revenue guidance for 2017 in the range of $42 million to $44 million.

Conference Call

Invuity's management will discuss the Company's financial results for the fourth quarter ended December 31, 2016, and provide a general business update during a conference call beginning at 2:00 p.m. Pacific Time / 5:00 p.m. Eastern Time today, February 14, 2017. To join the live call, participants may dial 1-877- 556-8638 (U.S.) or 1-615-247-0174 (International), Conference ID: 59656880.  To listen to the live call via Invuity's website, go to www.invuity.com, in the Events & Presentations section. A webcast replay of the call will be available following the conclusion of the call for a period of 90 days in the Events & Presentations section of the website.

About Invuity®

Invuity, Inc. is a leading medical technology company focused on developing and marketing advanced surgical devices to improve the ability of physicians to perform minimal access surgery through smaller and hidden incisions. The company's patented Intelligent Photonics™ technology delivers enhanced visualization which facilitates surgical precision, efficiency and safety. In addition, the company utilizes comprehensive strategic marketing programs to create stronger institutional partnerships. Clinical applications include women’s health, encompassing breast cancer and breast reconstruction surgery, gynecology and thyroid surgery.  Additional applications include procedures for electrophysiology, spine, orthopedic, cardiothoracic, and general surgery. Invuity is headquartered in San Francisco, CA. For more information, visit www.invuity.com.

Forward-Looking Statements

This announcement contains forward-looking statements that involve risks and uncertainties, including statements regarding financial projections for 2017, future product introductions, future sales and marketing initiatives, and market opportunities. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including, but not limited to: fluctuations in demand or failure to gain market acceptance for the Company's devices; the Company's ability to demonstrate to and gain approval from hospitals to use the Company's devices; the highly competitive business environment for surgical medical devices; the Company's ability to sell its devices at prices that support its current business strategies; difficulty forecasting future financial performance; protection of the Company's intellectual property; and compliance with necessary regulatory clearances or approvals. The Company undertakes no obligation to update the forward-looking information in this release. More information about potential factors that could affect the Company's business and financial results is included in its filings with the Securities and Exchange Commission, including, without limitation, under the captions: "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Risk Factors," which are on file with the Securities and Exchange Commission.

CONTACT:

Company Contact:

Jim Mackaness

Chief Financial Officer

Invuity, Inc.

415-655-2129

Investors:

Mark Klausner

Westwicke Partners

443-213-0501

irdept@invuity.com

INVUITY, INC.

Condensed Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015

Revenue	$9,356	$6,246	$32,461	$21,031
Cost of goods sold	2,409	2,127	8,824	7,733
Gross profit	6,947	4,119	23,637	13,298
Operating expenses:
Research and development	2,496	2,069	9,908	7,869
Selling, general and administrative	13,524	11,617	52,409	40,636
Total operating expenses	16,020	13,686	62,317	48,505
Loss from operations	(9,073)	(9,567)	(38,680)	(35,207)
Interest expense	(505)	(505)	(2,018)	(1,881)
Interest and other income (expense), net	28	17	89	(482)
Net loss	$(9,550)	$(10,055)	$(40,609)	$(37,570)
Net loss per common share, basic and diluted	$(0.56)	$(0.76)	$(2.73)	$(4.94)
Weighted-average shares used to compute net loss per common share, basic and diluted	16,930,612	13,307,031	14,868,501	7,606,172

Condensed Balance Sheets

as of December 31, 2016 and December 31, 2015

(In thousands, except share and per share amounts)

(Unaudited)

	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$28,300	$46,296
Short-Term Investments	10,737	—
Restricted cash - Current	181	—
Accounts receivable, net	5,782	3,619
Inventory	5,052	5,182
Prepaid expenses and other current assets	1,088	923
Total current assets	51,140	56,020
Restricted cash	909	1,090
Property and equipment, net	8,286	9,195
Other non-current assets	—	—
Total assets	$60,335	$66,305
Liabilities, Stock and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,192	$2,458
Accrued and other current liabilities	6,351	4,214
Short-term debt—related party	1,362	—
Total current liabilities	9,905	6,672
Deferred rent	2,721	2,810
Long-term debt—related party	13,261	14,480
Total liabilities	25,887	23,962
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value—10,000,000 shares authorized at December 31, 2016 and December 31, 2015, respectively; no shares issued and outstanding at December 31, 2016 and December 31, 2015	—	—
Common stock, $0.001 par value—200,000,000 shares authorized at December 31, 2016 and December 31, 2015 respectively; 16,950,940 and 13,392,358 shares issued and outstanding at December 31, 2016 and December 31, 2015, respectively	17	13
Additional paid-in capital	180,647	147,937
Accumulated deficit	(146,216)	(105,607)
Total stockholders’ equity	34,448	42,343
Total liabilities and stockholders’ equity	$60,335	$66,305

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